Exhibit 10.15

RESEARCH AND DEVELOPMENT AGREEMENT

THIS RESEARCH AND DEVELOPMENT AGREEMENT (“Agreement”), effective as of April 27, 2006 (“Effective Date”), is made by and between Isonics Homeland Security & Defense Corporation, a corporation organized under the laws of Colorado, with offices located at 5906 McIntyre Street, Golden, Colorado 80403 (“HSDC”) and Institut für Umwelttechnologien GmbH (“IUT”) a company duly organized and existing under the laws of the Federal Republic of Germany and having its office at Volmerstrasse 9 B, D-12489 Berlin-Adlershof, Federal Republic of Germany.  IUT and HSDC are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.  The Parties agree as follows:

A.                                   Affiliates of HSDC have entered into research and development agreements with IUT dated December 4, 2002 and June 8, 2004, which agreements (the “Prior Agreements”) were cancelled pursuant to that Cancellation Agreement dated effective as of April 27, 2006.

B.                                     Pursuant to the Prior Agreements, IUT has developed certain technology and products using such technology and has knowledge and expertise in technology related to homeland security applications, more specifically described on Schedule A.

C.                                     HSDC and IUT desire to enter into a new agreement by which HSDC will continue to fund certain research and development work by IUT for HSDC on technology and products of interest to HSDC (the “Development Project”).

D.                                    As part of the work to be performed under this Agreement, the Parties intend to define specific tasks, deliverables, schedules and payments in mutually agreed-upon Statements of Work.

E.                                      The Parties wish to define their roles and responsibilities in connection with the Development Project, and the fees and royalties to be paid to IUT.

NOW THEREFORE, the Parties hereto agree as follows:

ARTICLE I
DEVELOPMENT PROJECT

1.01        Statements of Work

The Parties shall from time-to-time negotiate in good faith and establish Statements of Work which will define the work to be accomplished by IUT, the goals of such work, the tangible product expected to result from such work (the “Developed Product”), and the payments from HSDC to IUT to complete such Statement of Work.  Statements of Work may include work related to development, improvements, modifications or enhancements of or derivations from the technology and/or products  mentioned in Section 2.01.  Each Statement of Work will be governed by and construed in accordance with the terms and conditions of this Agreement, but to the extent there is any inconsistency between the terms and conditions of a Statement of Work and those of this Agreement, the terms and conditions of the Statement of Work shall take precedence and control the rights and obligations of the Parties.  Unless a Statement of Work specifically provides to the contrary, HSDC may terminate a Statement of Work at any time, upon not less than 30 days’ notice.

1.02        Development Project

IUT shall, during the period in which IUT is operating under Statements of Work for HSDC pursuant to this Agreement (the “Development Period”), supply staff, facilities and equipment sufficient, in its sole discretion, to perform the “Development Project” as described in the Statements of Work agreed to between the Parties pursuant to this Agreement, as the Statements of Work may be amended from time to time.  Representatives for IUT and HSDC shall meet as needed, either in person or by telephone, to evaluate and discuss the progress of the Development Project.  All works created by IUT in the course of its duties under this Agreement (“Works”) are subject to the “Work for Hire” provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code.  All right, title and interest to copyrights in all such Works belong to HSDC provided that the Development Fee according to Section 3.01  has been paid by HDSC.  Subject to this condition, IUT must disclose to HSDC all such Works.  In this case, IUT further agrees to execute and deliver to HSDC all applications, registrations and documents relating to the copyrights to such Works and provide assistance to secure HSDC’s title to the copyrights or other intellectual property protection in such Works.

ARTICLE II
INTELLECTUAL PROPERTY

2.01 Existing Intellectual Property and Developed Products

(a)           All right, title and interest in and to inventions, patents, works of authorship, trade secrets, know-how or any other intellectual property (i) existing prior to the Effective Date of this Agreement shall remain vested in the Party which owns it immediately prior to the Effective Date, and (ii) developed independently by a Party outside of work performed under Statements of Work issued pursuant to this Agreement shall remain the property of the Party who developed it.

(b)           For clarity, IUT hereby assigns all intellectual property in the products “NeutroTest I, II and III” as described in Schedule A to HSDC and agrees to execute in the future such documents as may be necessary to complete the assignment.  That intellectual property is the property of HSDC and HSDC, in consideration of the royalty described below, herewith grants to IUT the nonexclusive distribution rights of products using such technology for Europe and the Middle East. In addition, HDSC hereby grants to IUT a nonexclusive, non-transferable, royalty-free license to the assigned Intellectual Property for research purposes.

(c) In addition, IUT has developed or is in the process of developing technology named “Neutroscan” and Gamma-PET” as described in Schedule A.  The technology and Intellectual Property relating to these projects is the sole property of IUT.  If HDSC is willing and in a position to fund the entire development of these projects under this Agreement, IUT shall assign all its intellectual property rights in the resulting products to HDSC in exchange for the nonexclusive distribution rights in Europe and the Middle East.

2.02 Rights in Foreground Technology

Except as specifically provided otherwise in this Agreement, all works of authorship, trade secrets, know-how or any other intellectual property first created and reduced to tangible, recordable or permanent form, by employees, contractors, consultants or agents of either Party during the Development Period and as a direct result of work performed under this Agreement (all of which are included within the definition of the term “Works” as used in Section 2.01, above), shall be termed “Foreground Technology” and shall be owned solely by HSDC. To the extent that IUT develops Foreground Technology under a Statement of Work, IUT will assign that Foreground Technology to HSDC on HSDC’s request, but no less often than annually.

2.03 Rights in Inventions

(a) Except as specifically provided otherwise in this Agreement, all right, title and interest in and to inventions created during the Development Period and arising out of the Development Project either (i) solely by one Party, or (ii) jointly by one or more of IUT’s employees, contractors, consultants or agents working together with one or more of HSDC’s employees, contractors, consultants or agents, shall be owned exclusively by HSDC if the Development Fee has been paid.  Notwithstanding any other provision of this Agreement, there is no intention in this Agreement to transfer to HSDC any inventions, patents, patent applications, trade secrets, know-how, or other intellectual property developed by IUT outside of the Development Project during the term of this Agreement.

(b) HSDC shall grant IUT a nonexclusive, non-transferable, worldwide and royalty-free license with respect to all inventions made under this Agreement to use the invention solely for IUT’s research purposes.

(c) If Isonics ceases to fund these research and development activities, it will negotiate in good faith a royalty-bearing license so IUT can continue its activities.

(d) HSDC may, at its expense, file patent applications on inventions described in Section 2.03(a) in one or more countries.  IUT agrees to cooperate in such filings, and to furnish all documents, information, or other assistance that may be necessary for the preparation, filing and prosecution of each such application.  For the avoidance of doubt,

HSDC shall not be required to file, prosecute or maintain any patent application on inventions described in Section 2.03(a).  Nothing contained in the Agreement shall require HSDC to enforce its rights in such inventions or any resulting patents thereon, against any third party.

2.04 Licensed Technical Information

(a)           The Parties acknowledge that certain of IUT’s work under this Agreement will be based on intellectual property owned by HSDC as described in Section 2.01, above (“HSDC Licensed Technical Information”).  Subject to the provisions of this Agreement, for the duration of the Development Period, HSDC hereby grants to IUT a personal, non-transferable, worldwide and non-exclusive license (without any right to sublicense) to the HSDC Licensed Technical Information for the purposes of performing the Development Project, as defined in the Statements of Work, and for no other purpose.

(b)           The Parties acknowledge that certain of IUT’s work under this Agreement will be based on intellectual property owned or to be developed by IUT (“IUT Licensed Technical Information”).  Subject to the provisions of this Agreement, IUT hereby grants to HSDC a personal, worldwide and non-exclusive license (without any right to sublicense) to the IUT Licensed Technical Information to the extent any such IUT Licensed Technical Information is incorporated into or is useful with any Developed Product.

(c)           The HSDC Licensed Technical Information and the IUT Licensed Technical Information are collectively referred to herein as the Licensed Technical Information.

(d)           Licenses granted pursuant to Sections 2.04(a)(b) and (c) are not to be construed either (i) as consent by the licensor to any act which may be performed by the licensee, except to the extent impacted by a patent licensed herein to the licensee, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

2.05   No Other Licenses

(a) No right is granted herein to either Party to use any identification (such as, but not limited to, trade names, trademarks, service marks or symbols, and abbreviations, contractions or simulations thereof) owned by or used to identify the other Party or any of its Subsidiaries or any of its or their products, services or organizations, and that, with respect to the subject matter of this Agreement, each Party agrees it will not without the express written permission of the other Party (i) use any such identification in advertising, publicity, packaging, labeling or in any other manner to identify itself or any of its products, services or organizations; or (ii) represent directly or indirectly that any product, service or organization of the receiving Party is a product, service or organization of the other Party or any of its Subsidiaries, or that any product or service of such Party is made in accordance with or utilizes any information of the other Party or any of its Subsidiaries.

(b) Except as expressly set forth in Article II, no other right or license is either granted or implied by either party to the other with respect to any technical or business information, or with respect to rights in any patents, trademarks, copyrights, trade secrets, mask work protection rights, and other intellectual property.

ARTICLE III
DEVELOPMENT AND LICENSE FEES AND ROYALTIES

3.01 Development Fee

(a)           HSDC shall pay to IUT a “Development Fee” in respect to IUT’s obligations hereunder to meet the development obligations set forth in the Statements of Work (“SOW”) as agreed between HSDC and IUT.  No Statement of Work will require HSDC to make payments as a Development Fee to IUT that exceed $ 100,000 (U.S.) during any month, whether individually or in combination with other Statements of Work.

(b)           IUT shall render invoices in order for payments to be made.

(c)           All payments made in respect of the Development Fee shall be non-refundable.

3.02 Royalties

(a)           In addition to the Development Fee, HSDC agrees to pay IUT a royalty in an amount equal 2 % of the net selling price of Developed Products that are sold, leased or otherwise put into use by HSDC or any of its affiliated entities anywhere in the world as a result of this Agreement.  Where a Developed Product is included with other products for sale, the parties will allocate, in good faith, the sales price between the Developed Product and other products included therewith.

3.03 Payments and Records

(a) Payments to IUT shall be made in Euros to the address specified above as set forth in the Statements of Work.

(b) The royalty payments set forth in Section 3.02 shall be reportable and payable within 30 days at the end of each semi-annual period ending on April 30th and October 31st.  HSDC shall furnish to IUT a statement, certified by an authorized representative of HSDC, identifying in a reasonable manner the number of units of Developed Products that were subject to the royalty during such semi-annual period, and the amount payable to IUT pursuant to Section 3.02.  Payments by HSDC shall be made to IUT by wire to such account as IUT shall advise.

(c)           HSDC shall keep full, clear and accurate records of units of Developed Products.  HSDC shall furnish whatever additional information IUT may reasonably request from time to time to enable IUT to ascertain the amounts of royalty fees payable pursuant hereto.

(d)           IUT shall have the right to make an examination and audit during normal business hours, not more frequently than annually and subject to prior clearance and coordination with HSDC, of all records kept pursuant to this Section 3.03 by HSDC and such other records and accounts that may, under recognized accounting practices, contain information bearing upon the amounts of fees payable to IUT under this Agreement.  Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit.  Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary appearing on checks or otherwise unless such statement appears in a letter signed by the party having such right expressly waiving such right and such letter is delivered to the other party. If such audit discloses a reported error of 10% or greater with respect to the reported sums paid to IUT by HSDC during the applicable period subject to such audit, HSDC shall fully reimburse IUT, promptly upon demand, for the reasonable fees and disbursements for completing such audit.  Otherwise, IUT shall be responsible for the cost of each such audit.

ARTICLE IV - TERM AND TERMINATION

4.01 Term

The development activities for the Statements of Work contemplated by this Agreement shall be completed in accordance with the descriptions and time periods contained in such Statements of Work.  The “Term” for the license rights granted in this Agreement shall continue until the last of the licensed rights has expired or unless terminated in accordance with this Agreement

4.02 Termination for Cause

Subject to termination provisions otherwise set forth in this Agreement:

(a)       In the event of any material breach of this Agreement by HSDC, or in the event of voluntary or involuntary bankruptcy or insolvency of HSDC, or the appointment, with or without HSDC’s consent, of a receiver or an assignee for the benefit of creditors, IUT may, in addition to any other remedies that it may have, at any time terminate this Agreement by not less than two months written notice to HSDC specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

(b)       In the event of any material breach of this Agreement by IUT, HSDC may, in addition to any other remedies that HSDC may have, at any time terminate this

Agreement by not less than two months written notice to IUT specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

4.03 Survival

(a) The rights and obligations of IUT and HSDC in Section 5.01 and Article VI shall survive and continue after any such termination of this Agreement.

(b) In the event of termination pursuant to Section 4.02, the breaching Party will be liable to the non-breaching Party for damages as may be proved.

ARTICLE V
PROTECTION OF INFORMATION

5.01 IUT and HSDC Confidential Information

(a)           “Confidential Information” shall mean the proprietary and confidential data or information of a Party, other than trade secrets as such term is defined by applicable law (“Trade Secrets”), which is of tangible or intangible value to that Party and is not public information or is not generally known or available to that Party’s competitors but is known only to that Party and those of its employees, independent contractors, consultants or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, information regarding that Party’s customers or prospective customers, marketing methods, business plans and/or rates gained by the other Party as a result of the other Party’s participation in a Discussion.  In addition, the definition of “Confidential Information” shall include those items specifically identified as “Trade Secrets” if it is judicially determined that any such items are not trade secrets, as defined by applicable law, and such items otherwise meet the definition of “Confidential Information” as contained in this Section.  Confidential Information shall not include information which: (i) at the time of disclosure to the party receiving the information (the “Receiving Party”) is in the public domain through no act or omission of Receiving Party; (ii) as shown by written records, is already known by Receiving Party; or (iii) is revealed to Receiving Party by a third party who does not thereby breach any obligation of confidentiality and who discloses such information in good faith.

(b)           Each Party hereby acknowledges that it is in the best business interests of the other Party to insist on the strict confidentiality of any of its Trade Secrets and Confidential Information that may be disclosed as a result of activities pursuant to this Agreement. Each Party agrees not to circumvent the other with respect to any Trade Secrets and Confidential Information that is developed or disclosed by way of this Agreement.

(c)           In recognition of the Parties’ need to protect their legitimate business interests, each Party hereby covenants and agrees that it shall regard and treat each item of information or data constituting a Trade Secret or Confidential Information of the

other Party as strictly confidential and wholly owned by the other Party and that it will not, for any reason or purpose or in any manner, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any such item of information or data to any person or entity for any purpose other than strictly in accordance with the express terms of this Agreement or any other written agreement between the Parties.  With regard to each item of information or data constituting a Trade Secret, the covenant in the immediately preceding sentence shall apply at all times during the Term of this Agreement and for as long after the cessation of this Agreement as such item continues to constitute a Trade Secret under applicable law; and with regard to any Confidential Information, the covenant in the immediately preceding sentence shall apply at all times during the Term of this Agreement and for three years after the termination of this Agreement.

(d)           Each Party shall exercise reasonable efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information known by, disclosed or made available to that party or that Party’s employees or personnel during the Term of this Agreement.  Each Party shall immediately notify the other Party of any intended or unintended, unauthorized disclosure or use of any Trade Secrets or Confidential Information by that Party or any other person of which that Party becomes aware.  Each Party shall assist the other Party, to the extent necessary, in the procurement or any protection of the other Party’s rights to or in any of the Trade Secrets or Confidential Information.

(e)           Upon termination of this Agreement, or anytime at the specific request of the other Party, each Party shall return to the other Party all written or descriptive materials of any kind that contain or discuss any Confidential Information or Trade Secrets, and the confidentiality obligations of this Agreement shall continue until their expiration under the terms of this Agreement.

(f)            Each Party agrees that it shall not, directly, unless the same is pursuant to an agreement between the Parties: (i) interfere with, circumvent, avoid, by-pass, or obviate (or attempt to interfere with, circumvent, avoid, by-pass, or obviate) the other Party’s interest (ii) interfere with, circumvent, avoid, by-pass, or obviate (or attempt to interfere with, circumvent, avoid, by-pass, or obviate) the interest or relationship between the Parties or (iii) in any way or manner use any information or advantages derived or derivable from activities under this Agreement in its business or affairs or that of any subsidiary or affiliate.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.01 Compliance with Rules and Regulations and Indemnification

(a)           Each Party shall be solely responsible for (i) its personnel’s remuneration, travel, living and other local expenses, and (ii) payment of all federal, state, social security and other payroll taxes in respect of its personnel, including contributions from them when required by the law of the country or any political subdivisions thereof in which such personnel is employed by such Party.

(b)           IUT and HSDC shall, at all times, each retain the administrative supervision of their respective personnel.

(c)           The parties shall inform each other promptly of any claim or suit brought by any third party alleging that a Developed Product infringes any valid United States or international patent. The parties will then decide whether to defend or settle such claims or suits at IUT’s cost and expense.

(d)           If any Developed Products become, or in IUT’s opinion are likely to become, the subject of a claim of infringement, IUT will have the option to: (1) procure for HSDC the right to continue using the applicable Developed Product; (2) replace the Developed Product with a non-infringing Developed Product substantially complying with the products specifications; or (3) modify the Developed Product so it becomes non-infringing and performs in a substantially similar manner to the Developed Product.

6.02 Warranty and Disclaimer

(a)           IUT represents that it owns or has a right to license, the IUT Licensed Technical Information.

(b)           The Parties acknowledge that the Development Project is a research-related activity and may not lead to a commercially viable Developed Product.  All Licensed Technical Information and other information furnished by IUT under this Agreement is furnished “AS IS” with all faults, latent and patent, and without any warranty of any type.

(c)           In addition, IUT represents that it is not aware of any legal deficiencies of the Intellectual Property assigned in Section 2.01 (b) and that it owns or has a right to license these rights.

(d)           Except as herein otherwise provided, neither Party will under any circumstance, whether as a result of breach of contract, breach of warranty, delay, negligence, tort or otherwise, be liable to the other Party or to any third party for any consequential, incidental, special, punitive or exemplary damages and/or loss of profits or revenues of the other Party or any third party arising out of this Agreement, whether or not the applicable Party has been advised of the possibility of such damages.

6.03 Addresses

(a)           All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given:  (i) when personally delivered, (ii) when sent by confirmed facsimile; (iii) five (5) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) working day after deposit with a commercial overnight carrier, with written verification of receipt to the addresses set forth in the first paragraph above.

(b)           Changes in such addresses may be specified by written notice.

6.04 Integration

This Agreement sets forth the entire Agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and agreements between them.  Neither of the Parties shall be bound by any warranties, understandings, modifications or representations with respect to the subject matter hereof other than as expressly provided herein or in a writing signed with or subsequent to the execution hereof by an authorized representative of the Party to be bound thereby.

6.05 Assignability

(a) HSDC may assign this Agreement and its obligations hereunder to any of its affiliates provided HSDC remains financially responsible for such affiliates’ performance hereunder.

(b) During the term of the Agreement, and before completion of all Statements of Work under the Development Project, IUT may not assign its rights or duties under the Agreement.

6.06 Choice of Law

The Parties agree that the law of the State of Colorado, exclusive of its conflict of laws provisions, shall apply in any dispute or controversy arising with respect to this Agreement.

 6.07 Escalation and Dispute Resolution

(a) If a dispute that arises out of or relates to performance under this Agreement, the following escalation procedure shall be initiated:  The Party raising the dispute shall provide the other Party with written notice stating in detail the nature of the dispute.  Within fifteen (15) business days of the date of such notice, the Parties will designate individuals in senior management positions who have not previously been involved in day-to-day operations in the Development Project who shall thereafter meet and negotiate in good faith to resolve such dispute within the fifteen day period.  If the parties are unable to resolve the disagreement within such period, the Parties will submit such dispute to mediation and then (if no resolution by mediation) to arbitration before a panel of three arbitrators, both to be conducted in New York City, New York in accordance with the rules of JAMS Endispute, Inc. (www.jamsadr.com).

(b)   Any award made (i) shall be a bare award limited to a holding for or against a Party and affording such remedy as is deemed equitable, just and within the scope of the Agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief;  (iv) shall be made within four months of the appointment of the arbitrator; and (v) may be entered in any court of competent jurisdiction.

(c)   The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

(d) The arbitrators shall be knowledgeable in the legal and technical aspects of this Agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of this Agreement.

(e)   Each Party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrators shall be borne equally.

(f) A request by a Party to a court for injunctive relief shall not be deemed a waiver of the obligation to mediate and arbitrate.

(g) The arbitrators shall have authority to award compensatory damages only.  The arbitrators shall have no authority to award punitive or other damages, and each Party irrevocably waives any claim thereto.

(h)   Except as required by law, the Parties, their representatives, other participants and the mediator and arbitrators shall hold the existence, content and result of mediation and arbitration in confidence.

6.08 Relationship Between Parties

Neither Party to this Agreement shall have the power to accept purchase orders on behalf of the other, bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party.  The Parties acknowledge and agree that nothing contained in this Agreement shall be deemed or construed to constitute or create between the Parties hereto a partnership, association, joint venture or other agency.

6.09 Force Majeure

Except as otherwise provided herein, Neither IUT nor HSDC shall be liable for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause which is beyond its reasonable control, including but not limited to acts of God, extraordinary shipping or transportation conditions, riots, civil disturbances, wars, states of belligerency or acts of the public enemy, strikes, work stoppages, or the laws, regulations, acts or failure to act of any governmental authority.  In the event that performance under this Agreement is prevented for a continuous period of two months or longer by any of the foregoing causes, either Party shall have the right to terminate this Agreement by giving written notice to the other Party.

6.10 Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

6.11 Waiver

Except as specifically provided for herein, the waiver from time to time by a Party of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party’s rights or remedies provided in this Agreement.

6.12 Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

6.13 Non-Solicitation

During the Development Period and a period of one year thereafter, neither Party will, directly or indirectly, employ, or solicit to employ or initiate contact with any employees of the other Party that are performing or may reasonably be expected to perform work in furtherance of the Development Project, for the purpose of inducing them to terminate their employment with the current employing Party, or to become employed by the other (non-employing) Party.  This restriction shall not apply to any employee whose employment with a Party is involuntarily terminated or who has retired in good standing from such Party.  The term “solicit to employ” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise, that are not focused on persons employed by a Party.  For purposes hereof, “employ” shall include any employment, consultant, independent contractor, agent or similar relationship.

6.14 Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original (including facsimile copies), but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives on the respective dates entered below.

Institut für Umwelttechnologien GmbH	Isonics Homeland Security & Defense
Corporation

By:	By:
Prof. Dr. Jurgen Leonhardt, Managing	Boris Rubizhevsky, President
Director
Date: April 27, 2006
Date: April 27, 2006

THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES